Exhibit 99.1
SHARES PURCHASE AGREEMENT
     THIS SHARES PURCHASE AGREEMENT is made and entered into on September 8, 2006, by and between Preformed Line Products Company, an Ohio corporation (“Purchaser”), and Barbara P. Ruhlman, Trustee, under Trust Agreement dated February 16, 1985 (“Seller”).
RECITALS
     A. Purchaser’s common shares, $2 par value, are traded on the NASDAQ National Market (the “NASDAQ”) under the symbol “PLPC” and Purchaser is a reporting company under the Securities Exchange Act of 1934, as amended. As a result, financial and other material business information about Purchaser is publicly available.
     B. Seller is a director of Purchaser and is the owner of 1,954,472 common shares of Purchaser (the “Common Shares”);
     C. Seller approached Purchaser regarding Seller’s desire to sell some of Seller’s Common Shares to Purchaser;
     D. In response to Seller’s inquiry, Purchaser after due consideration, including the review and approval of the proposed transaction by (i) the Company’s Audit Committee of the Board of Directors (appointed as a special committee to review the proposed transaction), which is comprised solely of independent directors, and (ii) the Board of Directors, expressed a desire to purchase the Common Shares, under the terms and conditions hereinafter set forth:
     Accordingly, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows.
AGREEMENT
     1. Purchase and Sale of Common Shares. Upon the execution and delivery of this Agreement, Seller shall sell, transfer, assign, bargain and convey to Purchaser 365,311 Common Shares at a purchase price of $31.48 per share. Simultaneously with the execution and delivery of this Agreement, Seller shall deliver to Purchaser the certificate or certificates representing the Common Shares being sold, transferred, assigned, bargained and conveyed pursuant hereto, duly endorsed in blank by Seller or accompanied by a duly executed stock power, and Purchaser shall pay Seller $11,500,000 (the “Purchase Price”) for the Common Shares by the delivery of cash by wire transfer to Seller’s bank account or accounts. Seller has provided Purchaser with written wire transfer instructions. The parties acknowledge and agree that the Purchase Price was negotiated in good faith between the parties and that, in connection with such negotiations, references were made by the parties to Purchaser’s historical trading volume and trading prices on the NASDAQ.

     2. Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to Seller as follows:
          (a) Purchaser has the requisite power and authority to execute, deliver and perform its obligations under this Agreement. This Agreement constitutes the valid and binding obligation of Purchaser enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, moratorium or other laws relating generally to the enforcement of creditors’ rights.
          (b) The execution, delivery and performance of this Agreement does not and will not (i) violate any law, regulation, judgment, decree, order or other directive of any court or governmental agency currently applicable to or binding upon Purchaser, or (ii) breach or constitute a default under any agreement to which Purchaser is a party or by which it is bound.
     3. Representations, Warranties and Covenants of Seller. Seller hereby represents and warrants to Purchaser as follows:
          (a) Seller has the requisite power and authority to execute, deliver and perform her obligations under this Agreement. This Agreement constitutes the valid and binding obligation of Seller enforceable against Seller in accordance with its terms.
          (b) The execution, delivery and performance of this Agreement does not and will not (i) violate any law, regulation, judgment, decree, order or other directive of any court or governmental agency applicable to or binding upon Seller, or (ii) breach or constitute a default under any agreement to which Seller is a party or by which Seller is bound.
          (c) Seller is the owner of the Common Shares of the Purchaser being sold, assigned, bargained and conveyed pursuant hereto, free from any security interest, pledge, option, equity, claim or other right or interest of any kind. Upon the sale to Purchaser, Purchaser will acquire the Common Shares being transferred, free from any security interest, pledge, option, equity, claim or other right or interest of any kind.
          (d) Seller has received and carefully reviewed Purchaser’s filings with the Securities and Exchange Commission and Purchaser’s press releases posted on Purchaser’s website (the filings and press releases, the “Purchaser Disclosure”) and has had full access to Purchaser’s other directors and executives for purposes of discussion the Company’s condition, operations and plans. Seller acknowledges that no oral representations have been made or information furnished to Seller or Seller’s representatives that are in any way inconsistent with the Purchaser Disclosure. Seller confirms that no representations, warranties, or other agreements (whether express or implied) have been made by Purchaser with respect to the transactions contemplated hereby, except for those representations, warranties, and agreements that are specifically set forth in this Agreement.
          (e) Seller, to the extent necessary, shall, without additional consideration, take such additional or further actions and execute such other or further documents as may be reasonably requested by Purchaser in order to evidence, confirm or carry out the transactions contemplated hereby.

     4. Miscellaneous.
          (a) Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Ohio.
          (b) Amendment; Waiver. No modification, amendment or waiver of any provision of this Agreement will be effective unless such modification, amendment or waiver is in writing and signed on behalf of the parties hereto. The failure of any party to enforce any of the provisions of this Agreement will in no way be construed as a waiver of such provisions and will not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.
          (c) Construction. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.
          (d) Binding Agreement. Except as otherwise provided herein, this Agreement will bind and inure to the benefit of and be enforceable by Purchaser and Seller and their respective successors and assigns.
          (e) Counterparts. This Agreement may be executed in counterparts, each of which, when executed, will be an original and all of which taken together will constitute one and the same agreement.
          (f) Entire Agreement. This Agreement embodies the complete agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes or incorporates all prior or contemporaneous understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.
          (g) Recitals. The Recitals are incorporated by reference and made a part of this Agreement.
     IN WITNESS WHEREOF, this Agreement has been executed on behalf of the parties on the date first written above.
SELLER
/s/ Barbara P. Ruhlman
Barbara P. Ruhlman, Trustee, under
Trust Agreement dated February 16, 1985
PURCHASER
PREFORMED LINE PRODUCTS COMPANY

By:	/s/ Eric R. Graef Eric Graef — Vice President — Finance